Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of business segments discussed in Note 34, as to which the date is November 4, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in JPMorgan Chase & Co.'s Current Report on Form 8-K dated November 4, 2011. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
November 14, 2011